Exhibit 99.1

JOHN F. CANNON (949) 725-4107 JCANNON@SYCR.COM	STRADLING YOCCA CARLSON & RAUTH, P.C. 660 NEWPORT CENTER DRIVE, SUITE 1600 NEWPORT BEACH, CA 92660-6422 SYCR.COM	NEWPORT BEACH 949.725.4000 SACRAMENTO 916.449.2350 SAN DIEGO 858.926.3000	SAN FRANCISCO 415.283.2240 SANTA BARBARA 805.730.6800 SANTA MONICA 424.214.7000

August 13, 2012

VIA CERTIFIED MAIL

Scott B. Frisoli, President and Chief Executive Officer

Access Securities, LLC

30 Buxton Farm Road

Stamford, CT 06905

Shari J. Crawford, Chief Compliance Officer

Access Securities, LLC

30 Buxton Farm Road

Stamford, CT 06905

Jim O’Leary

Access Securities, LP

30 Buxton Farm Road

Stamford, CT 06905

Re:	Questcor v. Access Securities, O’Leary, et al.

Dear Mr. Frisoli, Ms. Crawford, and Mr. O’Leary:

We represent Questcor Pharmaceuticals, Inc. (“Questcor”). We are informed and believe that Access Securities, LP and Access Securities, LLC (collectively, “Access Securities”) have been, and continue to be, engaged in defamation, placing Questcor in a false light, tortious interference with Questcor’s economic advantage, and unfair business practices, as more fully described below (“Access Securities’ Tortious Conduct”). Access Securities’ Tortious Conduct must cease immediately and be corrected before Questcor suffers further harm.

On July 24, 2012, Access Securities employee Jim O’Leary sent an e-mail invitation to an unknown number of hedge funds or other investment firms for a conference call (the “Conference Call”) with Scott Willoughby, JD. The e-mail stated that Mr. Willoughby “will be leading an informative discussion on the potential pitfalls of pharmaceutical marketing strategies. He will be focusing on whether or not the current strategy of QCOR is based on ‘off label’ usage. Additionally, he will provide his insights on the current DOJ investigations into these practices.”

Questcor v. Access Securities, O’Leary, et al.

August 13, 2012

Page Two

Questcor believes that the statements made by Access Securities in the July 24, 2012 e-mail were false, misleading and manipulative. Questcor does not engage in conduct, or have a plan to conduct a strategy, designed to encourage “off label usage” of its products. Access Securities’ statement is per se libelous. Further, we are also informed and believe that, neither in advance of nor on July 24, 2012 did Mr. Willoughby ever agree to speak about Questcor on a conference call hosted by Access Securities or any other person or enterprise. Also, we know of no basis to assert that Questcor is now, or ever has been, under investigation by the Department of Justice or any other federal agency in connection with its marketing practices. The suggestion and inference in the e-mail that Questcor is currently being investigated for off label marketing practices is baseless and fraudulent.

Before market close on July 25, 2012, Mr. O’Leary, on behalf of Access Securities, distributed a second e-mail admitting that certain statements in his prior email were false and misleading. That is, Mr. O’Leary stated: “Due to widespread misunderstanding generated by media outlets in regards to a scheduled call tomorrow hosted by Access Securities, we have elected to cancel the call. It was meant to be an overview NOT company specific.” Mr. O’Leary’s first e-mail had already materially impacted Questcor and the market and, worse, failed to correct the most egregious statement of the prior email; that is, that Questcor is engaging in a scheme to promote its products through off label, and illegal, marketing tactics. To reiterate, Questcor does not engage in conduct, or have a plan to conduct a strategy, designed to encourage “off label usage” of its products.

It is Questcor’s belief that Access Securities’ conduct is tortious and highly suggestive of a fraudulent scheme designed to artificially drive down the market for Questcor shares and cause Questcor injury. Applicable law provides remedies for such conduct. For example, California law provides recovery for defamation involving false statements of fact that “has a tendency to injure [an individual] in his occupation.”1 Additionally, a claim for false light exists where a publication puts an individual or entity in a false position in the public’s view.2 Access Securities’ wrongful defamatory conduct further gives rise to a tortious interference claim, as Access Securities is engaging in intentional and wrongful conduct designed to interfere with or disrupt Questcor’s relationship with actual or potential business partners.3 Further, Access Securities’ conduct amounts to unfair business practices pursuant to California Business and Professions Code Section 17200, et seq., which prohibits any unlawful, unfair, or fraudulent activities.4

[1]	Medifast, 2011 U.S. Dist. LEXIS 33412, at *9 (S.D. Cal. Mar. 29, 2011) (internal citations omitted).
[2]	Werner v. Times-Mirror Co., 193 Cal. App. 2d 111, 119 (1961).
[3]	Overstock.com, Inc. v. Gradient Analytics, Inc., 151 Cal. App. 4th 688, 713 (2007) (internal citations omitted).
[4]	Medifast, 2011 U.S. Dist. LEXIS 33412, at *48-49 (internal citations omitted).

Questcor v. Access Securities, O’Leary, et al.

August 13, 2012

Page Three

In addition to engaging in tortious conduct under California law, Questcor is informed and believes that Access Securities’ conduct violates federal and state securities laws, including Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10b-5 promulgated thereunder by the Securities and Exchange Commission (“SEC”), and California Corporations Code Sections 25400 and 25500. Among other things, the Exchange Act and the California Corporations Code prohibit market manipulation and related fraudulent trading in securities.

Access Securities’ Tortious Conduct must cease and desist immediately and be corrected. Questcor hereby demands that Access Securities immediately: (1) cease and desist the above defamatory, false light, tortious interference, and unfair business practices; (2) provide written confirmation of Access Securities’ compliance with this demand; and (3) retract and correct, publicly, its previously made false and misleading statements.

Questcor believes that the actions of Access Securities may be part of a broader campaign to manipulate the price of its common stock and cause damage to its business. Accordingly, Access Securities is hereby placed on written notice that Questcor and its shareholders have claims against Access Securities for violation of federal securities laws and state tort laws. Access Securities is required to take immediate action to preserve all documents and information, including electronic communications, which in any way relate to Questcor and Access Securities’ Tortious Conduct. Failure to maintain and preserve relevant documents and information will be deemed spoliation and may subject Access Securities to further damage and sanction by a court of law. Questcor expects to receive a copy of Access Securities’ litigation hold memorandum confirming Access Securities’ efforts to preserve all evidence.

Failure to comply with all of the above cease and desist demands by August 17, 2012 will result in Questcor pursuing all available legal remedies, including (a) bringing a lawsuit against Access Securities for defamation, false light, tortious interference, and unfair business practices, among other claims; (b) referring the above matter to the SEC and/or the California Department of Corporations for enforcement action; and (c) seeking monetary damages, injunctive relief, and attorneys’ fees against Access Securities and any person associated with or employed by Access Securities who has participated in Access Securities’ unlawful conduct.

This letter is without prejudice to any and all rights, remedies, and claims of Questcor, all of which is expressly reserved.

Very truly yours,

John F. Cannon

for STRADLING YOCCA CARLSON & RAUTH, P.C.

JFC:ahh

cc:	Paul G. Lane, Director
FINRA – Office of Fraud Detection and Market Intelligence
9509 Key West Avenue
Rockville, MD 20850